Exhibit 99.1

NEWS RELEASE

Kimbell Royalty Partners Announces $175 Million Acquisition of Mineral and Royalty Interests in a Cash and Unit Transaction

Expected to be immediately accretive to distributable cash flow per unit, includes core position in the Delaware Basin, expected to increase daily production by 19% to 15,790 Boe/d(1) and to generate estimated cash G&A savings of 18% per Boe

FORT WORTH, Texas, January 9, 2020 — Kimbell Royalty Partners, LP (NYSE: KRP) (“Kimbell” or the “Company”), a leading owner of oil and gas mineral and royalty interests in approximately 13 million gross acres in 28 states, today announced that it has agreed to acquire the mineral and royalty interests held by Dallas-based Springbok Energy Partners, LLC (“SEP I”) and Springbok Energy Partners II, LLC (“SEP II” and, collectively with SEP I, “Springbok”) in a transaction valued at approximately $175 million, subject to purchase price adjustments (the “Acquisition”).  The purchase price for the Acquisition is comprised of $95 million in cash (approximately 54% of the total consideration) and an aggregate of approximately 2.2 million common units of Kimbell and approximately 2.5 million common units of Kimbell Royalty Operating, LLC, which are together valued at $80 million(2) (approximately 46% of the total consideration).  Kimbell intends to raise the cash portion of the purchase price through a combination of an underwritten public offering of common units (announced substantially concurrently with this release) and borrowings under its revolving credit facility.  Kimbell estimates that, as of October 1, 2019, the Springbok assets produced 2,533 Boe/d (823 Bbl/d of oil, 279 Bbl/d of NGLs and 8,584 Mcf/d of natural gas) (6:1) with an average realized cash margin of $21.92 per Boe and included 2,160 net royalty acres. The Delaware Basin represents 29% of the rig activity included in the Acquisition.  The Board of Directors of Kimbell’s general partner and the governing bodies of the respective Springbok entities have each unanimously approved the Acquisition, which is expected to close in the second quarter of 2020, subject to customary closing conditions.  The effective date of the Acquisition is October 1, 2019.

Bob Ravnaas, Chairman and Chief Executive Officer of Kimbell’s general partner, said, “This is an outstanding acquisition for Kimbell and highlights our competitive advantage in acquiring large, diversified mineral and royalty portfolios.  Included with this acquisition is our first meaningful addition from the Delaware Basin since our initial public offering, which is an area where we are finally seeing opportunities that we believe have the right balance of existing and future drilling locations.  With many of our industry’s highest quality operators actively drilling (14 rigs currently) across the acquired acreage, we are optimistic about the future development of these assets for many years to come.  We have been acquiring mineral interests from Ryan Watts, President and Chief Executive Officer of Springbok Investment Management, LP, the manager of the Springbok entities, for over a decade now and have always been impressed by the quality of the acreage his team collects and the rigorous underwriting standards they employ.  We are grateful for the vote of confidence that both Springbok and NGP have

(1)  On a combined basis after giving effect to the Acquisition. Based on Kimbell’s average daily net production from the third quarter of 2019, run-rate production for the Springbok assets as of October 1, 2019 and production from assets Kimbell acquired in the fourth quarter of 2019.

(2)  Based on 15 trading day volume-weighted average price (“VWAP”) of $16.94 as of January 8, 2020.

made in choosing to partner with Kimbell on this transaction by accepting nearly 50% of the total consideration in equity.  I want to thank our employees and advisors for their hard work in getting this deal done in a challenging environment and believe this represents a strong start to consolidation in the minerals space in 2020.”

Ryan Watts said, “We are incredibly proud of the entire Springbok team for successfully building an exceptional diversified portfolio consisting of high-growth, low-risk mineral and royalty assets and view the transaction as a great outcome for each of the Springbok entities and their respective investors, including an affiliate of NGP Energy Capital Management, L.L.C. (“NGP”).  We have a long-standing relationship with the Kimbell team and are excited to partner with them as they continue to execute their proven strategy.  With its industry leading low PDP decline and diversified footprint, Kimbell is the natural acquiror of this acreage and the perfect partner for us.  We believe strongly in the continued future success of Kimbell as a leading consolidator in the highly fragmented national minerals market.”

Acquisition Highlights(3)

•                  Acquisition estimated to include 2,533 Boe/d of production (6:1),(4) comprising approximately 33% oil, 56% natural gas and 11% NGLs, which is expected to increase Kimbell’s average daily net production to 15,790 Boe/d(5)

•                  Acquisition is expected to be immediately accretive to distributable cash flow per unit in 2020, with the potential for accelerated accretion in 2021

•                  Gross well count estimated to include royalty interests in 1,493 gross (6.8 net) producing horizontal wells, 231 gross (0.8 net) drilled but uncompleted wells, 164 gross (1.0 net) permit locations and 1,042 gross (7.7 net) identified undeveloped locations

•                  Largest concentration of acreage acquired (20% of total net royalty acres) located in the core of the Delaware Basin

Delaware Basin highlights:

•                  Top five counties include Reeves, Eddy, Lea, Loving and Pecos

•                  Four active rigs drilling on acreage

•                  61 gross (0.3 net) drilled but uncompleted wells

•                  Acreage is also concentrated in the DJ Basin, Haynesville, STACK and Eagle Ford Shale

•                  14 rigs currently drilling across all of the acreage

•                  Expected to maintain Kimbell’s superior five-year PDP decline rate at approximately 14%, which is one of the lowest in the mineral and royalty industry

(3)  Operating information is provided as of October 1, 2019, the effective date of the Acquisition.

(4)  Production for the Springbok assets is based on run-rate production as of October 1, 2019, which is the effective date of the Acquisition.

(5)  On a combined basis after giving effect to the Acquisition. Based on Kimbell’s average daily net production from the third quarter of 2019, run-rate production for the Springbok assets as of October 1, 2019 and production from assets Kimbell acquired in the fourth quarter of 2019.

Kimbell Continues Its Role as a Leading Consolidator in the U.S. Oil and Gas Royalty Sector

Assuming the Acquisition is consummated as described in this news release, Kimbell is expected to have over 13 million gross acres, 145,917 net royalty acres and a total of 93 active rigs on its properties, which represents approximately 12% of the total active land rigs drilling in the continental United States.  In addition, over 96% of all rigs in the continental United States are located in counties where Kimbell is expected to hold mineral interest positions following the consummation of the Acquisition.  The Acquisition is expected to further solidify Kimbell’s position in the Permian Basin by adding mineral interests in the Delaware Basin and further bolster its Eagle Ford Shale, Bakken Shale, Haynesville, STACK and DJ Basin positions.

Advisors

Baker Botts L.L.P. and Kelly Hart & Hallman LLP acted as legal counsel to Kimbell.  Willkie Farr & Gallagher LLP acted as legal counsel to the Springbok entities.  TenOaks Energy Advisors, LLC acted as financial advisor to the Springbok entities.

About Kimbell Royalty Partners

Kimbell (NYSE: KRP) is a leading oil and natural gas mineral and royalty company based in Fort Worth, Texas.  Kimbell owns mineral and royalty interests in approximately 13 million gross acres in 28 states and in every major onshore basin in the continental United States, including ownership in more than 94,000 gross producing wells with over 40,000 wells in the Permian Basin. To learn more, visit http://www.kimbellrp.com.

About Springbok

Springbok Energy is an active acquirer and aggregator of mineral and royalty interests across all major producing basins.  Over the past ten years, Springbok Energy and its affiliated predecessor entities have invested over $200 million of investors’ capital through the acquisition of over 13,000 mineral interests across 15 unconventional resource plays in 10 states.  To learn more, visit www.springbokenergy.com.

About NGP

Founded in 1988, NGP is a premier private equity firm in the natural resources industry with approximately $20 billion of cumulative equity commitments organized to make strategic investments in the energy and natural resources sectors. For more information about NGP, please visit www.ngpenergycapital.com.

Forward-Looking Statements

This news release includes forward-looking statements. These forward-looking statements, which include statements regarding the anticipated benefits of the Acquisition, the expected timing of the closing of the Acquisition, operational data with respect to the Acquisition, the financing of the Acquisition and the proposed public offering and the use of proceeds therefrom, involve risks and uncertainties, including risks that the anticipated benefits of the Acquisition are not realized; risks relating to Kimbell’s integration of the Acquisition assets; risks relating to the possibility that the Acquisition does not close when expected or at all because any conditions to the closing are not satisfied on a timely basis or at all; and risks relating to Kimbell’s business,  prospects for growth and acquisitions and the securities markets generally. Except as required by law, Kimbell undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this news release. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Kimbell’s filings with the Securities and Exchange Commission (“SEC”).  These include risks inherent in oil and natural gas drilling and production activities, including risks with respect to low or declining prices for oil and natural gas that could result in downward revisions to the value of proved reserves or otherwise cause operators to delay or suspend planned drilling and completion operations or reduce production levels, which would adversely impact cash flow; risks relating to the impairment of oil and natural gas properties; risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in oil and natural gas prices; risks relating to Kimbell’s ability to meet financial covenants under its credit agreement or its ability to obtain amendments or waivers to effect such compliance; risks relating to Kimbell’s hedging activities; risks of fire, explosion, blowouts, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; risks relating to delays in receipt of drilling permits; risks relating to unexpected adverse developments in the status of properties; risks relating to borrowing base redeterminations by Kimbell’s lenders, risks relating to the absence or delay in receipt of government approvals or third-party consents; risks relating to acquisitions, dispositions and drop downs of assets; risks relating to Kimbell’s ability to realize the anticipated benefits from and to integrate acquired assets, including the assets acquired in the Acquisition; and other risks described in Kimbell’s Annual Report on Form 10-K and other filings with the SEC, available at the SEC’s website at www.sec.gov.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release.

Contact:

Rick Black
Dennard Lascar Investor Relations
krp@dennardlascar.com
(713) 529-6600